DERIVED INFORMATION [2/6/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
Below 70	47,929,097	142,893,945	6,643,610	939,324	1,728,557	Total Balance	0
70.01 to 75	22,377,918	86,483,587	1,628,262	306,920	795,562	% Pool Balance	0.00%
75.01 to 80	55,775,822	485,272,102	29,636,692	3,440,431	3,479,241	Ave. FICO	0
80.01 to 85	19,369,401	115,793,750	3,544,071	273,246	766,354	Ave. LTV	0
85.01 to 90	28,538,726	196,887,719	7,497,254	280,981	1,450,719	% Full Docs	0%
90.01 to 95	8,773,147	37,823,816	2,303,762	0	761,008
95.01 to 100	50,429,787	21,432,692	201,448	0	0	Silent Seconds Stratification:
100.01 plus	0	0	0	0	0	Total Balance	391,285,262
						% Pool Balance	28.2%
FICO						Ave. FICO	656
below 549	7,335,093	76,831,065	1,689,202	357,818	83,873	Ave. LTV	79.8
550 to 574	16,481,778	107,346,627	4,145,292	0	1,159,672	% Full Docs	58.70%
575 to 599	29,843,525	168,337,721	4,445,256	0	921,490
600 to 624	49,108,716	203,479,018	8,355,659	938,289	1,622,740	Second Lien Stratification:
625 to 649	48,839,419	223,334,183	11,169,320	644,314	2,856,906	Total Balance	55,448,173
650 to 674	34,669,284	144,102,598	10,959,358	1,222,749	1,032,925	% Pool Balance	4.0%
675 to 699	20,854,242	82,358,766	7,081,402	773,850	1,062,139	Ave. FICO	638
700 plus	26,061,840	80,797,633	3,609,610	1,303,882	241,697	Ave. LTV	99.1
						% Full Docs	96.40%
Property Type:
Single-Family Detached	204,064,503	922,727,772	42,205,473	4,542,733	6,357,262	LTV Above 90 Stratification:
PUD	13,747,865	58,279,832	5,834,585	475,822	292,966	Total Balance	121,725,659
Condo	7,097,419	59,185,473	2,679,105	222,348	284,111	% Pool Balance	8.8%
3+ Family Det.	1,140,166	8,722,742	0	0	179,149	Ave. FICO	638
Manufactured House	0	0	0	0	0	Ave. LTV	97.8
Other	7,143,945	37,671,792	735,937	0	1,867,953	% Full Docs	95.20%

Purpose:
Purchase	67,789,268	421,285,047	22,144,541	1,708,084	2,345,340
Refinance rate/term	16,960,383	58,843,602	4,517,046	0	649,372
Cash Out Refi (COF) Below 70 LTV	44,420,087	125,651,073	6,021,302	939,324	1,369,460
COF with LTV 70.01 to 75	19,907,011	70,044,400	1,628,262	306,920	600,960
COF with LTV 75.01 to 80	34,999,386	170,473,020	9,753,835	1,783,245	1,707,854
COF with LTV 80.01 to 85	16,407,792	92,234,297	2,299,017	222,348	766,354
COF with LTV 85.01 to 90	20,821,180	125,542,728	4,535,353	280,981	1,019,301
COF with LTV 90.01 to 95	4,420,579	21,598,330	555,744	0	522,800
COF with LTV 95.01 to 100	7,468,213	915,114	0	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	225,648,007	1,048,496,693	50,850,328	5,240,902	7,661,786
2nd Home	2,515,327	7,070,011	0	0	0
Investment	5,030,564	31,020,907	604,771	0	1,319,656
Other	0	0	0	0	0

Loan Balance
Below 50,000	33,359,034	5,993,324	49,898	0	116,128
50,000.01 to 100,000	45,421,440	79,835,363	4,088,943	342,838	447,408
100,000.01 to 150,000	40,057,766	163,253,613	8,647,244	135,882	680,008
150,000.01 to 200,000	28,792,779	184,099,396	9,202,163	342,796	2,090,250
200,000.01 to 400,000	52,738,125	431,920,171	19,253,819	1,956,561	3,463,511
400,000.01 to 500,000	14,676,686	107,444,618	4,529,780	1,911,324	1,285,326
500,000.01 to 600,000	6,112,197	59,658,176	2,634,956	551,502	0
600,000.01 to 1,000,000	10,781,225	54,382,950	3,048,295	0	898,810
1,000,000.01 and above	1,254,646	0	0	0	0

Loan Term
>30 Years	2,889,380	143,734,443	1,497,391	883,027	0
30 Years	218,520,019	942,853,168	49,957,708	4,357,875	8,981,441
20 Years	1,737,847	0	0	0	0
15 Years	9,268,775	0	0	0	0
Other	777,878	0	0	0	0

Documentation Type
Full Documentation	211,326,202	771,118,829	35,647,809	2,980,522	7,911,186
Limited Documentation	6,559,302	117,176,914	5,625,171	650,212	246,532
Stated Docs with LTV below 70	2,297,276	31,090,482	1,081,438	439,324	0
Stated Docs with LTV 70.01 to 75	2,404,711	18,266,419	296,797	306,920	219,545
Stated Docs with LTV 75.01 to 80	7,064,764	113,082,605	6,913,765	863,924	0
Stated Docs with LTV 80.01 to 85	1,230,444	19,690,449	925,836	0	373,771
Stated Docs with LTV 85.01 to 90	1,094,804	14,930,081	722,360	0	230,407
Stated Docs with LTV 90.01 to 95	0	429,352	241,924	0	0
Stated Docs with LTV 95.01 to 100	1,066,032	0	0	0	0
Stated Docs with LTV above 100.01	0	0	0	0	0
Other	150,362	802,479	0	0	0

Lien Status
1st Lien	177,745,725	1,086,587,611	51,455,099	5,240,902	8,981,441
Second Liens with LTV below 85	193,744	0	0	0	0
Second Liens with LTV 85.01 to 90	1,125,927	0	0	0	0
Second Liens with LTV 90.01 to 95	4,614,448	0	0	0	0
Second Liens with LTV 95.01 to 100	49,514,054	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	6,586,276	281,508,850	16,961,550	2,816,288	0
Ave. FICO	651	650	654	690	0
Ave. LTV	77.4	80.4	80.1	73.6	0
% Stated Docs	7.4	15.3	24.2	20.3	0
% Full Docs	82.9	72.2	62.8	79.7	0